UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

West Texas Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-178437	99-0365272
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5729 Lebanon Road, Suite 144

Frisco, Texas  75034

(Address of principal executive offices) (zip code)

(972) 712-1039

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 15, 2014, we entered into an agreement with EnTek Partners, LLC for the sale of 44.1% of our working interest in the Port Hudson field for the total consideration of $290,000, less any payments received by us for production from the Port Hudson field occurring after January 1, 2014. In August 2013, we acquired a 7.24625% working interest (5.65158% net revenue interest) in the oil and gas leases, wells and attendant production in the Port Hudson field, Baton Rouge Parish, Louisiana, for total consideration of $702,900. Pursuant to our agreement with EnTek Partners, we sold to EnTek an undivided 3.1956% of 8/8ths working interest (2.4926% net revenue interest) out of the working interests in the Port Hudson field owned by us. After giving effect to the sale, we continue to hold a 4.0506% working interest (3.1595% net revenue interest) in the Port Hudson field.

Pursuant to the same agreement, EnTek Partners has also agreed to provide to us $275,000 in non-recourse financing to pay for our share of a dual recompletion in the D-1 well at our West Cam 225 property in exchange for our agreement to provide EnTek Partners with 75% of the net profits derived by us from the West Cam 225 property until such time as EnTek Partners has recouped 100% of the recompletion costs advanced on our behalf and 50% of the net profits thereafter.

The transactions under the agreement closed on April 16, 2014, with an effective date of January 1, 2014.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 16, 2014, we sold a portion of our working interest in the Port Hudson field and portion of our profit interest in the West Cam 225 field. The terms of the agreement are described in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Letter Agreement dated April 15, 2014 between the Registrant and EnTek Partners, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST TEXAS RESOURCES, INC.

April 21, 2014	By: /s/ Stephen E. Jones
Stephen E. Jones,
Chief Executive Officer

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